Exhibit 99.1

Genie Energy Ltd. Reports Results for Five Month Transition Period

NEWARK, NJ — March 13, 2012:  Genie Energy Ltd., (NYSE: GNE) reported net income attributable to Genie of $0.8 million ($0.04 per diluted share) for the five month period ended December 31, 2011.

In January of this year, Genie changed its fiscal year-end to December 31st and announced that it would issue a transition report on Form 10-Q covering the period between its former fiscal year, which ended on July 31, 2011 and December 31, 2011.  Going forward, Genie Energy’s fiscal quarters will end on the last day of March, June, September and December of each year.

Genie Energy also announced that it will maintain the current dividend level of $0.05 per quarter.  For the two month period (November and December 2011) between the end of its last reported fiscal quarter on October 31, 2011, and December 31, 2011, Genie will pay a pro-rated ordinary cash dividend of $0.033 per share (representing 2/3rd the previously announced quarterly dividend) on April 3, 2012 to stockholders of Class A and Class B Common stock as of the record date, March 26, 2012.  The ex-dividend date will be March 22, 2012.

FIVE MONTH TRANSITION PERIOD FINANCIAL SUMMARY (August through December 2011)

$ in millions, except EPS	2011	2010	YoY Change (%/$)
Revenues	$76.8	$74.9	+2.5%
Gross profit	$24.3	$21.5	+13.3%
Gross margin percentage	31.7%	28.7%	+300 basis points
SG&A expense	$17.8	$11.2	+59.3%
Research and development expense	$2.6	$3.0	(13.0)%
Equity in the net loss of AMSO, LLC	$2.1	$1.7	+26.4
EBITDA	$1.7	$5.6	(68.7)%
Income from operations	$1.7	$5.6	(68.9)%
Net income attributable to Genie	$0.8	$1.7	$(0.9)
Diluted EPS attributable to Genie	$0.04	$0.08	$(0.04)
Net cash (used in) provided by operating activities	$(2.4)	$0.1	$(2.5)

MANAGEMENT COMMENTS

Claude Pupkin, Genie Energy’s CEO, said, “I’m very pleased that Genie Energy remained profitable despite the unseasonably warm weather during this period and a one time tax accrual which, in aggregate, reduced the company’s consolidated EBITDA by approximately $3.1 million below the level it would have achieved absent those factors.  Moreover, we continued to make significant investments to grow our retail energy business’s customer base and advance our unconventional fuel initiatives. Reflecting our underlying strength, Genie’s Energy’s board is maintaining the dividend at the current level.  Our $0.05 dividend will be pro-rated to $0.033 to cover the two months of the transition period not covered by our previous quarterly dividend.”

Geoff Rochwarger, Vice Chairman of Genie Energy and CEO of IDT Energy, said, “The five month transition period included November and December 2011 which were the first two months of the mildest winter our service region has experienced in a generation. The unseasonably warm weather substantially reduced our revenues, particularly our gas revenues, and increased our per unit natural gas costs compared to the results we would expect under more typical winter weather.  Despite this, IDT Energy was able to increase its revenues, gross profit and gross margin compared to the August to December period in 2010.  During the transition period, we also accelerated our investment in new customer acquisition as we continued to expand into new utility territories in Pennsylvania and New Jersey.”

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

As of December 31, 2011, Genie Energy had $147.9 million in total assets including $102.8 million in cash, cash equivalents and restricted cash.  Genie Energy’s liabilities totaled $27.6 million, with no long term debt outstanding.

Net cash used in operating activities was $2.4 million during the transition period, compared to $0.1 million provided by operating activities during the same period a year ago.

GENIE ENERGY CONSOLIDATED RESULTS

Genie Energy revenues and direct costs of revenues are generated entirely by its retail energy provider business, IDT Energy.  Revenues increased 2.5% year over year to $76.8 million during the transition period.  Genie’s gross margin increased 300 basis points year over year to 31.7% on gross profit of $24.3 million.

SG&A expense was $17.8 million for the five month transition period compared to $11.2 million in the same period a year ago.  The increase primarily reflects the cost of new customer acquisition efforts at IDT Energy, an increase in Corporate SG&A, and an accrual of sales tax expense related to audits of prior periods at IDT Energy.

The increase in Corporate SG&A expense during the period, to $1.7 million from $0.6 million in the year ago period, reflects the incremental expenses associated with being a separate public company and costs relating to our spin-off from IDT Corporation (NYSE: IDT) on October 28, 2011.

Research and development expense during the transition period, all of which was fully expensed, was $2.6 million, compared to $3.0 million in the year ago period.  The equity in the net loss of AMSO, LLC was $2.1 million in the transition period, compared to $1.7 million in the year ago period.

Genie Energy’s EBITDA and income from operations were both $1.7 million for the five-month transition period, compared to $5.6 million for the same period a year ago.

Genie Energy’s operational results were significantly and adversely impacted by the unseasonably warm weather the Northeastern U.S. experienced in November and December 2011.  Natural gas sales during the winter heating season and electric sales during the summer cooling season are significant sources of IDT Energy’s revenues and earnings.  The number of heating degree days – a measure of outside air temperature designed to reflect the energy required for heating - was 22% less in November – December 2011 than in the same period in 2010.

Absent the effects of the unseasonably mild winter weather in November and December as well the impact of the non-routine tax accrual in the period, Genie estimates that its EBITDA would have been approximately $4.8 million as compared to the $1.7 million in GAAP EBITDA reported.

Management recognizes that there will always be a degree of fluctuation from normal weather patterns that will impact the operational results of IDT Energy, and does not anticipate routinely quantifying weather related impacts.  However, when the magnitude of the weather’s variance is severe and the impact on Genie’s financial results is substantial and material - as they were in November-December (and likely for the remainder of the winter season) - management will attempt to quantify the financial impact of the non-routine factors so that investors may better assess the performance of the underlying business.

A reconciliation of Adjusted EBITDA, which quantifies management’s estimate of the impact of these extraordinary weather conditions on EBITDA, to GAAP Income from Operations for the transition period is provided at the end of this release.

Genie Energy’s depreciation expense was not significant in either period presented.

During the transition period, Genie reported interest expense and financing fees, net, of $1.3 million, primarily reflecting the interest charges related to sales tax accruals and the volumetric financing fees charged by IDT Energy’s preferred supplier.  The provision for income tax expense was $0.6 million.

The net income attributable to Genie Energy for the transition period was $0.8 million ($0.04 per diluted share), compared to net income of $1.7 million ($0.08 per diluted share) in the year ago period.

OPERATING RESULTS BY SEGMENT (For the Five Months August through December)

IDT Energy

$ in millions	2011	2010	YoY Change (%/$)
Total revenues	$76.8	$74.9	+2.5%
Electric revenues	$57.1	$53.0	+7.8%
Gas revenues	$19.7	$21.9	(10.1)%
Gross profit	$24.3	$21.5	+13.3%
Gross margin percentage	31.7%	28.7%	+300 basis points
SG&A expense	$15.4	$9.7	+58.5%
EBITDA and income from operations	$8.9	$11.7	(24.1)%

During the transition period IDT Energy entered three new utility territories – two electric territories in Pennsylvania and one natural gas territory in New Jersey.  In aggregate, these three markets represent an addressable market of 1.5 million customers.  At December 31, 2011, IDT Energy served approximately 438,000 meters (254,000 electric and 184,000 natural gas), an increase of 19.0% year over year.

Meters at end of Quarter (in thousands)	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Electricity meters	254	247	224	210	208
Natural gas meters	184	183	172	167	160
Total	438	430	396	377	368

Monthly churn over the five month transition period averaged 6.4%, compared to 6.1% in the three months ended October 31, 2011 and 4.7% in the same period a year ago.  The increase in churn during the transition period reflects, in part, an increase in the rate of gross customer acquisitions, as new customers tend to have higher initial churn rates as well as intensified competition in some key utility markets. Management expects the churn rate will maintain its current level for at least the first half of calendar 2012 reflecting the expected continued expansion of meter acquisitions.

IDT Energy’s residential customer equivalents (RCEs) increased by 17.8% during calendar 2011 to 248,000.  RCE is a standard industry measure of annualized energy consumption. An RCE represents a natural gas customer with annual consumption of 100MMBtus or an electricity customer with annual consumption of 10 MWhrs.

RCE’s at end of Quarter (in thousands)	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Electricity customers	153	142	135	119	123
Natural gas customers	95	100	99	89	88
Total	248	242	234	208	211

Electric RCEs increased 24.6% to 153,000 at December 31, 2011 compared to the year ago amount, and 6.0% compared to October 31, 2011.  The year over year increase reflects both an increase in the number of electric meters served and an increase in average consumption per meter as IDT Energy focused on acquiring higher consumption meters.

Natural gas RCEs increased 8.3% year over year to 95,000, reflecting new gas meter acquisitions, but declined 5.5% compared to October 31, 2011.  Since RCEs are calculated based on each meter’s trailing 12 month consumption history, the unseasonably mild weather in November and December 2011 reduced average RCEs per meter.  In addition, most of the new gas meters acquired during the three months ended December 31, 2011 had lower average RCEs than the overall gas meter portfolio.

IDT Energy’s revenues during the five month transition period were $76.8 million, compared to $74.9 million in the final five months of 2010.

Electric revenues increased 7.8% to $57.1 million, reflecting a significant increase in kWh sold because of the increase in electric meter RCEs, offset by a decline in average revenue per kWh of electricity sold, primarily reflecting a reduction in market rates for electricity compared to the same period a year ago.

Natural gas revenues decreased 10.1% during the same period, reflecting both a decline in average revenue per therm sold, as the price of natural gas decreased, and reduced customer demand as a result of the unseasonably warm weather in November and December of 2011.

IDT Energy’s gross margin in the five month transition period was 31.7%, a 300 basis point increase year over year on gross profit of $24.3 million.  The improvement in gross margin was generated by improved electric margin, which increased 780 basis points to 38.1% compared to the year ago period.  The cost per kWh declined more rapidly than per unit revenue compared to the same period in 2010.

The gross margin on natural gas sales was 12.9%, a 1,180 basis point decline year over year.  The decline in gas margin was primarily weather related.  In adherence to its conservative hedging policy, IDT energy purchases limited hedges prior to both the heating and cooling seasons to mitigate the impact of peak season commodity price spikes.  In November and December, IDT Energy’s natural gas hedges declined in value in response to unexpectedly low gas prices when expected peak heating season demand did not materialize.  Additionally, certain fixed costs associated with natural gas pipelines and storage were applied to reduced gas consumption levels, significantly increasing these costs on a per Btu sold basis.

IDT Energy’s SG&A expense during the transition period was $15.4 million, a 58.5% increase year over year.  Approximately $3.5 million of the total $5.7 million increase was due to increased customer acquisition and marketing costs incurred to generate the significantly higher level of customer acquisitions compared to the same period in the prior year.  Gross meter adds in the five month transition period were approximately 157,000, compared to 75,000 in the last five months of 2010.  The remaining increase in SG&A primarily reflected the accrual of $0.9 million of sales tax expense related to audits of prior periods as well as higher overhead required to efficiently process new customers and serve IDT Energy’s expanded customer base.

IDT Energy generated $8.9 million in EBITDA and income from operations during the transition period, a 24.1% decline ($2.8 million) year over year.

Genie Oil and Gas

Genie Oil and Gas generates no revenue.  Its operating expenses consist primarily of research and development expenses incurred by Israel Energy Initiatives, Ltd. (IEI), and SG&A expense incurred for its global resource exploration, intellectual property development and other business development efforts.  It accounts for its investment in AMSO, LLC using the equity method.

During the transition period, Genie Oil and Gas reported SG&A expense of $0.8 million compared to $0.9 million in the year ago period.  Research and development expense was $2.6 million compared to $3.0 million in the year ago period.  Equity in the net loss of AMSO, LLC was $2.1 million in the transition period and $1.7 million in the same period last year. Genie Oil and Gas’ loss from operations during the transition period was $5.5 million compared to a loss from operations of $5.6 million in the same period of 2010.

IEI holds an exclusive Oil Shale Exploration and Production License covering 238 square kilometers in the Shfela basin region in Israel.  During the transition period, IEI made significant progress on the design and other preparatory work required prior to pilot plant construction, while continuing to work with regulatory authorities to obtain the permits required before pilot construction can begin.  While the permitting process has been delayed, IEI expects that those permits will be issued, and continues to plan for pilot test construction during the current calendar year if not delayed by permitting, regulatory action or pending litigation.

AMSO, LLC is a joint venture oil shale exploration and production initiative with Total, S.A. operating pursuant to a federal Research, Development and Demonstration lease in Colorado. During the transition period, AMSO, LLC continued with late-stage preparations for its pilot test and received all permits required to begin operations.  The pilot test is intended to confirm the accuracy of several of the key underlying assumptions of AMSO, LLC’s proposed in-situ heating and retorting process.

Over the past two years, AMSO, LLC constructed a pilot facility to test certain key characteristics of its in-situ oil shale recovery process.  In January, AMSO, LLC initiated a fully integrated commissioning test of the above and below ground facilities to determine their readiness for pilot test operations.  The test showed certain details to the facilities that must be corrected prior to proceeding with the pilot test and identified weaknesses in certain diagnostic equipment.  Fixes to all identified issues are in progress, and we expect to be able to proceed with the pilot as early as the spring of 2012.  The equipment design and construction issues have no bearing on the underlying technology or ultimate success of the project.  Rather, they are part of the normal process of research and development.  Additional delays are possible before AMSO, LLC is able to operate its pilot test over a sustained period.  Given the complexity of the project and its innovative technical approach, such delays, though unwelcome, are not surprising.

GENIE ENERGY EARNINGS CONFERENCE CALL

Genie Energy’s management will host a conference call at 8:30 AM Eastern on March 13th to discuss financial and operational results, business outlook and strategy.  The call will begin with management’s remarks followed by Q&A with analysts and investors.

To participate in the Q&A, dial toll-free 1-877-317-6789 or 1-412-317-6789 (international) and request the Genie Energy call.

A listen-only webcast will be available at http://services.choruscall.com/links/genie120313.html
The webcast will remain available in the ‘Investors’ section of the Genie Energy website (www.genie.com/investors) for one year after the call.  An audio replay will also be available one hour after the call concludes through March 20, 2012 by dialing 1-877-344-7529 or 1-412-317-0088 (international) and providing the conference code - 10010256.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE) is comprised of IDT Energy and Genie Oil and Gas (GOGAS).  IDT Energy is a retail energy provider (REP) supplying electricity and natural gas to residential and small business customers in the Northeastern United States.  GOGAS is pioneering technologies to produce clean and affordable transportation fuels from the world's abundant oil shale and other unconventional fuel resources.  GOGAS resource development projects include oil shale initiatives in Colorado and Israel.  For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10 (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain our income and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
Genie Energy Investor Relations
Bill Ulrey
P: (973) 438-3848
E-mail: invest@genie.com

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

	December 31, 2011	July 31, 2011
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$102,220	$23,876
Restricted cash	591	164
Trade accounts receivable, net of allowance for doubtful accounts of $130 at December 31, 2011 and July 31, 2011	23,959	26,124
Due from IDT Corporation	—	4,266
Inventory	4,067	2,756
Prepaid expenses	3,953	2,157
Deferred income tax assets—current portion	3,081	1,019
Other current assets	1,626	245

Total current assets	139,497	60,607
Property, plant and equipment, net	446	335
Goodwill	3,663	3,663
Deferred income tax assets—long-term portion	2,026	1,795
Other assets	2,309	1,006

Total assets	$147,941	$67,406

Liabilities and equity
Current liabilities:
Trade accounts payable	$12,929	$16,537
Accrued expenses	9,152	7,474
Income taxes payable	2,624	1,663
Dividends payable	1,148	—
Due to IDT Corporation	757	—
Other current liabilities	1,032	151

Total current liabilities	27,642	25,825

Contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at December 31, 2011 and July 31, 2011	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 21,382 and 21,109 shares issued and outstanding at December 31, 2011 and July 31, 2011, respectively	214	211
Additional paid-in capital	92,321	11,577
Accumulated other comprehensive (loss) income	(137)	357
Retained earnings	34,924	35,225

Total Genie Energy Ltd. stockholders’ equity	127,338	47,386

Noncontrolling interests:
Noncontrolling interests	(6,039)	(4,805)
Receivable for issuance of equity	(1,000)	(1,000)

Total noncontrolling interests	(7,039)	(5,805)

Total equity	120,299	41,581

Total liabilities and equity	$147,941	$67,406

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Five Months Ended December 31,
	2011	2010
	(in thousands, except per share data)
Revenues	$76,783	$74,877
Direct cost of revenues	52,476	53,422

Gross profit	24,307	21,455

Operating expenses and losses:
Selling, general and administrative (i)	17,836	11,196
Research and development	2,648	3,045
Equity in the net loss of AMSO, LLC	2,095	1,658

Income from operations	1,728	5,556
Interest expense and financing fees, net	(1,319)	(803)
Other (expense) income, net	(61)	344

Income before income taxes	348	5,097
Provision for income taxes	(616)	(4,181)

Net (loss) income	(268)	916
Net loss attributable to noncontrolling interests	1,115	815

Net income attributable to Genie Energy Ltd.	$847	$1,731

Earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic	$0.04	$0.09

Diluted	$0.04	$0.08

Weighted-average number of shares used in calculation of earnings per share:
Basic	20,366	20,365

Diluted	22,497	22,342

Dividends declared per common share	$0.05	$—

(i) Stock-based compensation included in selling, general and administrative expense	$630	$800

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Five Months Ended December 31,
	2011	2010
	(in thousands)

Net (loss) income	$(268)	$916
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	15	11
Provision for doubtful accounts receivable	—	66
Deferred income taxes	(1,253)	(183)
Stock-based compensation	630	800
Equity in the net loss of AMSO, LLC	2,095	1,658
Change in assets and liabilities:
Trade accounts receivable	2,082	1,234
Inventory	(1,311)	(816)
Prepaid expenses	(1,795)	(914)
Other current assets and other assets	(2,675)	(312)
Trade accounts payable, accrued expenses and other current liabilities	(1,595)	(1,518)
Due to IDT Corporation	757	—
Income taxes payable	961	(806)

Net cash (used in) provided by operating activities	(2,357)	136
Investing activities
Capital expenditures	(134)	(45)
Capital contributions to AMSO, LLC	(2,040)	(2,514)
Changes in restricted cash	(428)	(37)

Net cash used in investing activities	(2,602)	(2,596)
Financing activities
Funding provided by IDT Corporation, net	1,120	10,098
Proceeds from sales of stock of subsidiary	—	10,000
Capital contribution from IDT Corporation in connection with the spin-off	82,183	—

Net cash provided by financing activities	83,303	20,098

Net increase in cash and cash equivalents	78,344	17,638
Cash and cash equivalents at beginning of period	23,876	13,142

Cash and cash equivalents at end of period	$102,220	$30,780

Reconciliation of Non-GAAP Financial Measure for the Five Months Ended December 31, 2011

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie also disclosed EBITDA and the impact to EBITDA of certain extra-ordinary weather and tax related items for the five months ended December 31, 2011 (referred to below as Adjusted EBITDA) , which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

EBITDA generally means Earnings before interest, taxes, depreciation and amortization.  During the covered period, Genie’s EBITDA is equal to income from operations, so no reconciliation is necessary.

Genie’s measure of Adjusted EBITDA consists of income from operations (1) adjusted for the impact of significantly unseasonably warm weather during November and December 2011on gross profit and (2) excluding the impact of a catch-up accrual for sales tax.

Management believes that disclosing Adjusted EBITDA provides useful information to both management and investors by excluding items that affected the financial results for the period that are not indicative of Genie’s core operating results. Management feels that disclosure of this information may be useful to investors in evaluating performance of the Company and allows for greater transparency to the underlying information used by management in its financial and operational decision-making.

Genie’s retail energy provider business, IDT Energy, was impacted by the extraordinarily unusual warm weather in IDT Energy’s markets in November and December 2011 which significantly reduced the demand for natural gas for heating. The number of heating degree days, a measure of outside air temperature designed to reflect the energy required for heating, was 22% less in November – December 2011 than in the same period in 2010. This resulted in lost gross profit from natural gas sales as compared to a more typical winter. Specifically, the reduced demand caused fixed gas transport and storage costs to be higher on a per unit basis than in a more typical winter, the hedges on a small portion of IDT Energy’s commodity costs incurred losses because the anticipated price increases that routinely occur during the peak heating season did not materialize, and the reduced demand resulted directly in lower revenues.

Management recognizes that there will always be a degree of fluctuation from normal weather patterns that will impact the operational results of IDT Energy, and does not anticipate routinely quantifying weather related impacts.  However, when the magnitude of the weather’s variance is severe and the impact on Genie’s financial results is substantial and material,  management will attempt to quantify the financial impact of the non-routine factors so that investors may better assess the performance of the underlying business.

The catch-up accrual for sales tax relates to the period from June 2003 to May 2011, which is prior to the current transition period of August 2011 to December 2011. This accrual is therefore unrelated to Genie’s operations and performance during the transition period.

EBITDA and Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income from operations, cash flow from operating activities, net income or other measures of liquidity and financial performance prepared in accordance with GAAP.

Following is a reconciliation of the Adjusted EBITDA figure to the most directly comparable GAAP measure, which is Genie’s income from operations:

in millions	Five Months Ended December 31, 2011

Income from operations	$1.7
Adjustments:
Weather related	2.2
Catch-up accrual for sales tax	0.9
Total adjustments	3.1
Adjusted EBITDA	$4.8